ASSET  TRANSFER AND DEBT RESOLUTION AGREEMENT

    This agreement dated August 10, 2006, between Diversifax Inc. a Delaware Corp. (hereafter referred to as the "Seller"), and Invictus Industries, LLC company (hereinafter referred to as the Buyer").

   The Seller holds all ownership interests in the assets being sold and through this agreement wishes to eliminate all debt owed to, Irwin A. Horowitz, who holds notes, totaling approximately $2,900,000.00. as well as notes for two (2) automobiles, leases and or any other obligation the Seller may have entered into, prior to the closing. The exact amount will be calculated at the end of the accounting period.

   NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:


                                                   ARTICLE I

                               PURCHASE AND SALE OF ASSETS

1. Purchase and CityplaceSale. Subject to the terms and conditions set forth in this agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, at the closing of this agreement, the Assets described in the attached Exhibit "A", which are owned by the Seller, free and clear of any debt, lien or encumbrances, or as otherwise stated on Exhibit "A", in exchange for the accumulated debt owed to Dr. Horowitz. The amount is approximately $2,900,000.00. The actual amount will be calculated, when the accounting period ends.

2.1 Time and Place. Not applicable.

2.2 The Seller agrees to supply all the necessary paperwork to transfer, where necessary, the name of the Buyer, in exchange for the name of the Seller (Stock Transfers, notes, I.O.U.'s, Titles, etc.) immediately, upon the Buyer's request, when or if needed.

 2.2 The Seller agrees that Exhibit "A", shall contain an inventory list, but since the inventory is spread over two states, it would be difficult to list all the items. The Seller agrees, the entire inventory in the Buyer's possession, shall be construed as being on the list, even though the item or items are not listed, or the exact quantity, is not ascertained. This list shall include, but not specifically, described, all the companies under the Diversifax umbrella. i.e.: Capital Copy Inc., I.M.S.G. Systems Inc., Reflex Systems, J.A. Hunt, Inc. dab Auctionstore.com, etc, as well as the bank account's and balance in the account's at closing. The Buyer will pay expenses as incurred for Diversifax, Inc., after the closing for items or services supplied to Diversifax, Inc., prior to the closing date. Furthermore, the list shall include but not limited to certain shares of stock, namely: shares of stock and warrants to purchase shares of stock in Evolve One, Inc. Vertical Computer Services, Inc, warrants to purchase stock of Onspan, I.O.U. notes from Greg Gordon, the notes from the sale of assets from Capital Copy Inc., located in South Carolina, to William French.


    .                                             ARTICLE 2
                           Representation and Warranties of the Seller


 3.1 The seller affirms they have the authority to enter this agreement and to perform its obligations hereunder.


 3.2 The Seller has the necessary authorizations and approvals from all the Board of Directors required for the execution and delivery of this agreement and the consummation of the transactions contemplated herein.


 3.3 Title to Assets. Seller has and at the convenience of the Buyer will transfer to the Buyer , sole beneficial ownership of the Assets, listed in Schedule" A", or as referenced in 2.2,and is free and clear of any mortgage, lien, pledge, or encumbrances.


 3.4 Non Contravention. The execution and delivery of this agreement and the consummation by the Sellers of the transaction contemplated hereby and thereby will not violate or conflict with any provision of the Articles of Organization or By-Laws of the Seller.

 3.5 Liens. There are no Liens.


 3.6 Disclosure. No representation or warranty by the Seller in this agreement, the Disclosure Schedule or in any certificate delivered or to be delivered to the Buyers in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make statements contained therein truthful.


 3.7 Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunications, as follows:

If to the Sellers, to

                               Dr. Irwin A. Horowitz
                               39 Stringham Ave
                               Valley Stream N. Y. 11580.

                                     If to Buyers,

                              Dr. Irwin A. Horowitz
                              4274 Independence Ct.
                              Sarasota Fl. 34234

     Any such notice shall be effective (a) if delivered personally, when received, (b) if
Sent by overnight courier, when receipted for, (c) if sent by written telecommunication, when dispatched.

    3.8 Entire Agreement. This agreement (including the exhibits), contains the entire understanding of the parties, supersedes all prior agreements and understanding relating to the subject matter hereof and shall not be amended except by written instrument hereafter signed by all the parties hereto. The Sellers and Buyers acknowledge that no party hereto is making any representation or warranty relating to the subject matter of this Agreement except as expressly set forth in this Agreement.


    3.9 Governing Law, Jurisdiction & Venue. The Sellers and the Buyers agree that this contract shall be governed according to the laws of the State of StateplaceFlorida with respect to validity, construction and enforcement.

                                                                       SELLER


DIVERSIFAX INC.


__________________________
Irwin A. Horowitz as President

                                                                       BUYER


__________________________
Irwin. A. Horowitz as President